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                             FORM N-6, ITEM 26(d)
                                    CONTRACTS
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                     American United Life Insurance Company
                              [One American Square
                             Indianapolis, IN 46206]

                         ACCELERATED DEATH BENEFIT RIDER

NOTE: RECEIPT OF THE ACCELERATED DEATH BENEFIT MAY BE TAXABLE. PLEASE SEEK ASSISTANCE FROM A PERSONAL TAX ADVISOR.

Payment of the accelerated Death Benefit under the terms of this rider will reduce the Death Benefit, the Account Value, Cash Value, the Cash Surrender Value, and the Cost of Insurance.

This rider is a part of the policy to which it is attached. The Policy Date of this rider is the same as the Policy Date of the policy unless otherwise stated on the Policy Data Page. The rider's provisions shall control when there is a conflict between this rider and the policy.

Definitions-

Benefit Ratio. Is the  acceleration  percentage  which is the result of dividing
(a) by (b) where;

     (a) is the requested portion of the Eligible Amount subject to the limitations as shown in the Benefit Amount section of this rider; and

     (b)  the Eligible Amount.

Immediate Family. Is the spouse, child, brother, sister, parent or grandparent of the Insured or the Owner. This includes adopted, in-law and step-relatives.

Insured. As used in this rider, the Insured is the same as the Insured for the policy.

Eligible Amount. Is the Death Benefit of the policy at the time the first Notice of Claim is received at our Home Office. The benefit under this rider extends only to the Insured under the policy and not to any other individual covered for additional benefits.

Physician. Physician means any licensed practitioner who is legally qualified and licensed by the state in which he or she is practicing and is operating within the scope of that license. Physician must be a person other than the Insured or Owner, a member of the Insured's or Owner's Immediate Family or a business associate.

Qualifying Event. A specified medical condition that, in the absence of extensive or extraordinary medical treatment, results in a drastically limited life span. A drastically limited life span is a life span of twelve (12) months or less.

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Benefit - If the Insured has a Qualifying  Event while  covered under the policy to which this rider is attached, the Owner may request payment of the accelerated Death Benefit subject to the conditions of this rider.

Conditions - To be eligible to receive an acceleration of Death Benefit:

     (1) The policy must be in force other than as extended term or reduced paid-up; and

     (2) The Insured must have a Qualifying Event while covered under the policy to which this rider is attached; and

     (3)  We receive Proof of Qualifying Event; and

     (4) Prior to the payment of the accelerated Death Benefit, we will obtain from any assignee other than ourselves or any irrevocable beneficiary a signed acknowledgement agreeing to the payment of the acceleration of Death Benefit.

Benefit Amount - The minimum accelerated Death Benefit amount available on the policy is $5,000. The maximum accelerated Death Benefit amount available is the lesser of $500,000 or 50% of the Eligible Amount.

The requested portion of the Eligible Amount will be subject to the following adjustments and deductions:

     (1) We will pay the present value of the policy Death Benefit that is being accelerated. An actuarial discount based on mortality and interest will be deducted from the requested portion of the Eligible Amount. This discount reflects the early payment of the amounts of the Death Benefit that is being accelerated. It will be based on mortality rates and an annual interest rate which have been declared by us and the Cost of Insurance rates, which are in effect as of the date Notice of Claim is received at our Home Office. The maximum interest rate used shall be the greater of the current yield on ninety (90) day treasury bill or a variable rate determined in accordance with the NAIC Model Policy Loan Interest Rate Bill (#590).

     (2) If on the date we approve your request, there is a policy loan outstanding on the policy, we will apply a portion of the accelerated Death Benefit to repay the loan. The amount used to repay the loan will not exceed the amount of the outstanding policy loan multiplied by the Benefit Ratio.

     (3)  An administrative fee of not more than $250.


Effect of Benefit Payments - When benefits are paid:

     (1) The Death Benefit will be reduced by the amount of the Death Benefit being accelerated.

     (2) The Total Face Amount, Account Value, any outstanding policy loans, Cash Value, and Cash Surrender Value will be reduced by the Benefit Ratio.

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          The  reduction  in  Account  Value  will be made  from the  Investment
          Accounts and the Fixed Account in proportion to your amounts in each account.

     (3) The Cost of Insurance will be reduced to the Cost of Insurance that would apply had the policy been issued at the reduced amount.

     (4) When a part of the Death Benefit remains after the payment of the accelerated Death Benefit the following applies:

          (A) The policy will be modified by us and the endorsement will include a statement of Cash Values, policy loans, premiums, COI charges and Death Benefit; ( B) If dividends on the policy are credited, this credit will not be affected by the acceleration of Death Benefits

     (5) Prior to or beginning with the election to accelerate the Death Benefit, the Owner and any irrevocable beneficiary will be provided a statement showing the effect of this acceleration on the Cash Value, Death Benefit, premium, COI charges (see 3 above), and any outstanding policy loans. It will include any premium or COI charges necessary to continue coverage following acceleration, and all expenses and charges associated with the acceleration.

 Payment of Benefit-

     (1) The payment of the acceleration of Death Benefit will be remitted as a single lump sum. Payment is due upon receipt of the written Proof of Qualifying Event.

     (2) The amount payable as a lump sum will be at least equal to the Benefit Ratio multiplied by the current policy Cash Surrender Value. The current Cash Surrender Value shall include any termination dividend payable on the surrender of the policy.

     (3) If the Owner has requested the acceleration of the Death Benefit and we are notified of the Insured's death before we remit payment, the request for the acceleration of the Death Benefit will be cancelled and the Death Benefit will be paid according to the policy.

     (4) The accelerated Death Benefit is paid to the Owner or the Owner's estate while the Insured is living, unless the benefit has been otherwise assigned or designated by the Owner.

Notice of Claim - Written request for the acceleration of the Death Benefit and Proof of Qualifying Event must be given to us at any time after the date the Insured has a Qualifying Event. The notice must identify the Insured and be sent to us at our Home Office.

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Claim Forms - After we receive your request,  we will send claim forms within 15 days. If we do not, the Proof of Qualifying Event will be met if written proof of the Qualifying Event is sent to us at our Home Office. Written proof will include covering the occurrence, the character and extent of the occurrence of the Qualifying Event.



Proof of Qualifying Event - We must receive proof of the Insured's Qualifying Event before we will make an accelerated Death Benefit payment. This proof will include a properly completed Claim Form and a Physician's statement acceptable to us. We may request additional medical information from the Physician acceptable to us detailing the nature and extent of the Qualifying Event.

Physical Examination - We have the right to require a second or third medical opinion to confirm eligibility for payment of the accelerated Death Benefit. The second or third opinion is at our expense and may include a physical examination by a Physician designated by us. If there are conflicting opinions, eligibility for benefits shall be determined by a third medical opinion that is mutually acceptable to the Insured and us.

Incontestability - This rider will not be contested after it has been in force during the lifetime of the Insured for two years from the Policy Date, except for fraud when permitted by applicable law in the state where the policy is delivered or issued for delivery.

Nonforfeiture Values - This rider does not have any Account Value, Cash Value, Cash Surrender Value, or loan value.

Reinstatement - If the policy is reinstated, this rider will also be reinstated provided the maximum accelerated Death Benefit has not been paid under this rider.

Termination - This rider terminates on the earliest of the following dates:

     (1)  The date of termination of the policy;

     (2)  The date the Insured dies;

     (3)  Upon written request of the policy Owner;

     (4)  The date the  policy  lapses or is  exchanged  for a  paid-up  policy;
          and/or

     (5)  The date the maximum accelerated Death Benefit is paid.

Termination of the rider will not prejudice the payment of the accelerated Death Benefit for the Qualifying Event that occurred while the rider was in force.







             Signed for American United Life Insurance Company(R) by,


                                Thomas M. Zurek
                                    Secretary


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